FOR FURTHER INFORMATION:
Financial Relations Board Leslie Loyet (312) 640-6672 lloyet@frbir.com	Specialty Underwriters’ Alliance, Inc. Scott Goodreau (888) 782-4672 sgoodreau@suainsurance.com

FOR IMMEDIATE RELEASE
THURSDAY, MAY 8, 2008

SPECIALTY UNDERWRITERS’ ALLIANCE, INC.
REPORTS FIRST QUARTER 2008 RESULTS

CHICAGO – May 8, 2008 – Specialty Underwriters’ Alliance, Inc. (NASDAQ: SUAI) today announced financial results for the quarter ended March 31, 2008.

•	Net income increased for the first quarter of 2008 to $3.5 million, which includes the recognition of $0.7 million of net deferred tax assets, from $3.0 million for the comparable quarter in 2007;

•	Earnings per share of $0.22 for the current quarter compared to $0.20 per share for the first quarter of 2007;

•	Gross written premiums of $24.1 million for the first quarter of 2008 compared to $35.0 million for the first quarter of 2007;

•	First quarter 2008 earned premium of $35.8 million compared to $35.4 million for the comparable quarter in 2007.

Courtney Smith, president and chief executive officer, stated, “Our decrease in gross written premium is attributable to several factors. The soft insurance market has led to downward premium pressure in all lines which we write. In addition, the weakening economy has impacted both employment and construction activity resulting in lower exposure and premium in our workers’ compensation and a reduction in our contractors program.

“However, we believe significant growth opportunities exist that we expect to add to our top line this year beginning in the third and fourth quarters. These include our recent signing of a fronting arrangement for an auto repossesors program with AEON, increased quoting activity utilizing our fronting relationship for public entities, new programs with Risk Transfer for pest control operators and temporary staffing, our recent signing of Northern Star Management for trucking in the mid-Atlantic states and growth in our trucking segment. We are also working towards launching new programs with existing agents as well as signing up new agents. Finally, our loss ratios demonstrate that we are maintaining our underwriting and pricing discipline. As we have stated in the past, we will look to grow our top line but not at the expense of healthy bottom line results.”

Financial Results
Earned premiums were $35.8 million for the first quarter of 2008 compared to $35.4 million for the first quarter of 2007.

Total expenses for the three months ended March 31, 2008, were $35.7 million, consisting of loss and loss adjustment expenses of $21.1 million, acquisition expenses of $8.7 million and other operating expenses of $5.9 million. Total expenses for the three months ended March 31, 2007, were $34.4 million, consisting of loss and loss adjustment expenses of $20.2 million, acquisition expenses of $8.7 million and other operating expenses of $5.5 million.

For the first quarter of 2008, net loss and loss adjustment expense ratio was 58.9 percent versus 56.9 percent for the comparable quarter in 2007. The increase was primarily driven by higher loss ratios in our workers’ compensation book of business due to lower rates. This was partially offset by prior year reserve improvements of approximately $0.6 million primarily in our commercial automobile business.

Net investment income for the three months ended March 31, 2008, was $2.7 million, compared to $2.1 million for the prior year period. Total revenues were $38.4 million for the first quarter of 2008, compared to $37.5 million for the first quarter of 2007.

Net income for the three months ended March 31, 2008, was $3.5 million, including a one-time accounting benefit for deferred taxes of $0.7 million, compared to $3.0 million for the comparable period in 2007. Earnings per share for the three months ended March 31, 2008, was $0.22, compared to $0.20 for the same period in 2007.

Financial Condition
As of March 31, 2008, the company reported investments of $239.5 million, total assets of $421.3 million, total liabilities of $285.8 million and shareholders’ equity of $135.5 million. Within total investments, the company held $4.3 million in fair value, or $5.0 million in book value, of securities with sub-prime exposure, all of which were rated “A” or better by established rating agencies. Book value per share as of March 31, 2008, was $8.66 and tangible book value per share was $7.97. As of December 31, 2007, the company reported investments of $229.4 million, total assets of $422.5 million, total liabilities of $291.4 million and shareholders’ equity of $131.1 million. Book value per share as of December 31, 2007 was $8.42 and tangible book value per share was $7.73.

Conference Call Details
SUAI will host a conference call on Friday, May 9, 2008 at 11:00 a.m. Eastern Time to discuss first quarter results. Interested parties may access a live webcast by going to the “Investor Relations/Event Calendar” page of SUAI’s website at www.suainsurance.com or by calling 888-679-8033, passcode 83652035.

A replay of the call will be available by dialing 888-286-8010, passcode 28917321 through May 16, 2008. A replay of the call will also remain on the company’s website for 90 days following the event.

About Specialty Underwriters’ Alliance, Inc.
Specialty Underwriters’ Alliance, Inc., through its subsidiary SUA Insurance Company, is a specialty property and casualty insurance company providing commercial insurance products through exclusive wholesale Partner Agents that serve niche groups of insureds. These targeted customers require highly specialized knowledge due to their unique risk characteristics. Examples include tow trucks, professional employer organizations, public entities, and contractors. SUA’s innovative approach provides products and claims handling, allowing the Partner Agent to focus on distribution and customer relationships.

Safe Harbor Statement
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the company may include forward-looking statements that reflect the company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “plan,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include but are not limited to ineffectiveness or obsolescence of our business strategy due to changes in current or future market conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors; greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices anticipate based on historical experience or industry data; the effects of acts of terrorism or war; developments in the world’s financial and capital markets that adversely affect the performance of our investments; changes in regulations or laws applicable to us, our subsidiaries, brokers or customers; acceptance of our products and services, including new products and services; changes in the availability, cost or quality of reinsurance and failure of our reinsurers to pay claims timely or at all; decreased demand for our insurance or reinsurance products; loss of the services of any of our executive officers or other key personnel; the effects of mergers, acquisitions and divestitures; changes in rating agency policies or practices; changes in legal theories of liability under our insurance policies; changes in accounting policies or practices; and changes in general economic conditions, including inflation and other factors. Forward-looking statements speak only as of the date on which they are made, and the company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Summary Financial Data
(in millions, except per share data)

	For the Three Months
	Ended March 31,
	2008	2007
Results of operations
Gross written premiums	$24.1	$35.0
Net written premiums	21.7	31.6
Earned premiums	$35.8	$35.4
Net investment income	2.7	2.1

Total revenues	38.5	37.5

Loss and loss adjustment expenses	21.1	20.2
Acquisition expenses	8.7	8.7
Other operating expenses	5.9	5.5

Total expenses	35.7	34.4

Pre-tax income	2.8	3.1
Federal income tax benefit/(expense)	0.7	(0.1)

Net income (loss)	$3.5	$3.0

Key ratios
Net loss and loss adjustment expense ratio	58.9%	56.9%
Ratio of acquisition expenses to earned premiums	24.3%	24.7%
Ratio of all other expenses to gross written premiums	24.6%	15.7%
Net income (loss) per share
Basic and diluted	$0.22	$0.20
Weighted average common shares outstanding (basic and diluted)	15.6	15.4

Summary Financial Data
(in millions, except per share data)
	As of	As of
	March 31,	December 31,
Assets	2008	2007
Investments	$239.5	$229.4
Cash	1.7	1.0
Insurance premiums receivable	60.6	68.9
Reinsurance recoverable on unpaid loss and loss adjustment expenses*	74.8	77.2
Prepaid reinsurance premiums	1.0	0.6
Investment income accrued	1.9	1.9
Equipment and capitalized software at cost (less accumulated depreciation of $10.5 and $8.9)	13.3	12.8
Intangible assets	10.7	10.7
Deferred acquisition costs	14.4	17.5
Deferred tax asset	0.5	—
Other assets	2.9	2.5

Total assets	$421.3	$422.5

Liabilities
Loss and loss adjustment expense reserves*	$189.6	$184.7
Unearned insurance premiums	72.7	86.8
Insured deposit funds	13.7	12.5
Accounts payable and other liabilities	9.8	7.4

Total liabilities	285.8	291.4

Shareholders’ equity
Common stock at $.01 par value per share – authorized 30.0 shares; issued and outstanding 14.7 shares	0.1	0.1
Class B common stock at $.01 par value per share – authorized 2.0 shares; issued and outstanding 0.9 shares and 0.7 shares	0.0	0.0
Paid in capital – common stock	129.5	129.5
Paid in capital – Class B common stock	6.5	6.1
Accumulated deficit	(2.2)	(5.7)
Accumulated other comprehensive income	1.6	1.1

Total stockholders’ equity	135.5	131.1

Total liabilities and stockholders’ equity	$421.3	$422.5

Book value data
Weighted average shares outstanding	15.5	15.4
Book value per share	$8.66	$8.42
Tangible book value per share	$7.97	$7.73

• Includes $60.2 million and $63.5 million as of March 31, 2008 and December 31, 2007 of direct gross loss and loss adjustment expense reserves of Potomac Insurance Company of Illinois, which reinsured all of its direct liabilities to OneBeacon Insurance Company and is reflected on SUA’s balance sheet as a reinsurance recoverable.

Gross Written Premium Data
(in millions, except percentages)

	Three Months Ended		Three Months Ended
	March 31, 2008		March 31, 2007
		Percentage of		Percentage of
	Gross Written	Gross Written	Gross Written	Gross Written
	Premium	Premium	Premium	Premium
	(dollars in millions)
Risk Transfer Holdings, Inc.	$9.2	38.2%	$14.1	40.2%
American Team Managers	6.2	25.7%	11.2	32.0%
AEON Insurance Group, Inc.	5.6	23.2%	5.0	14.3%
Appalachian Underwriters, Inc.	1.8	7.5%	4.4	12.6%
First Light Program Manages, Inc.	0.4	1.7%	—	—
Insential, Inc.	0.3	1.2%	0.3	0.9%
Flying Eagle Insurance Services, Inc.	0.2	0.8%	—	—
Specialty Risk Solutions, LLC	—	—	—	—
Northern Star Management, Inc.	—	—	—	—
Other	0.4	1.7%	—	—

Total	$24.1	100.0%	$35.0	100.0%

	Three Months Ended		Three Months Ended
	March 31, 2008		March 31, 2007
		Percentage of		Percentage of
	Gross Written	Gross Written	Gross Written	Gross Written
	Premium	Premium	Premium	Premium
	(dollars in millions)
California	$11.5	47.7%	$13.8	20.9%
Texas	4.9	20.3%	2.5	7.1%
Florida	1.7	7.1%	7.3	39.4%
Other States	6.0	24.9%	11.4	32.6%

Total	$24.1	100.0%	$35.0	100.0%

	Three Months Ended		Three Months Ended
	March 31, 2008		March 31, 2007
		Percentage of		Percentage of
	Gross Written	Gross Written	Gross Written	Gross Written
	Premium	Premium	Premium	Premium
	(dollars in millions)
Workers’ compensation	$11.9	49.4%	$18.7	53.4%
Commercial automobile	7.6	31.5%	7.0	20.0%
General liability	3.9	16.2%	8.6	24.6%
All Other	0.7	2.9%	0.7	2.0%

Total	$24.1	100.0%	$35.0	100.0%

To learn more about Specialty Underwriters’ Alliance Inc., please visit www.suainsurance.com.